For Immediate Release

EPOCH ANNOUNCES 30% INCREASE IN ASSETS UNDER MANAGEMENT

NEW YORK--(BUSINESS WIRE) - July 11, 2006 -- Epoch Investment Partners, Inc. ("Epoch" or the "Company"), a leading investment manager and investment adviser and the operating subsidiary of Epoch Holding Corporation (Nasdaq: EPHC), today announced that its assets under management ("AUM") increased to $3.25 billion as of June 30, 2006 from $2.5 billion as of March 31, 2006.

"Our AUM increased 30% during the quarter ended June 30, 2006. We have observed a significant interest in All-Cap mandates by both the institutional and consulting communities wanting to afford the manager more latitude and less constraint in managing portfolios," said William W. Priest, Chief Executive Officer of the Company. "The quarter included All-Cap mandates from large corporate plan sponsors and healthcare organizations. We also received additional mandates in our US Small Cap Value service, our Global Absolute Return and our Global Shareholder Yield services. We continue to invest in our professional staff and infrastructure and presently employ just under 40 people. Looking ahead to the next quarter, we anticipate another quarter of solid AUM growth, especially in All-Cap," said Priest.

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940. Investment management and investment advisory services are the Company's sole line-of-business. Headquartered in New York with offices in Sherman Oaks, CA, the Company's current product offerings include U.S. Value; U.S. Small Cap Value; U.S. All Cap Value; U.S. Balanced; Global Small Cap Value; Global Absolute Return; Global Shareholder Yield; and International Small Cap Value.

For more information about Epoch contact Phil Clark at Epoch Investment Partners, 212-303-7210, pclark@eipny.com or visit Epoch's website at www.eipny.com

Safe Harbor Statement:

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

Media Contact:

Whit Clay, Sloane & Company, 212-446-1864, wclay@sloanepr.com